Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Constellation Energy Group, Inc. on Form S-8 of our report dated June 24, 2005 on the financial statements and supplemental schedule of the Constellation Energy Group, Inc. Employee Savings Plan, as of and for the years ended December 31, 2004 and 2003, which report is included in the Constellation Energy Group, Inc. Employee Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2004.

/s/ Mitchell & Titus, LLP

Washington, DC

November 16, 2005